Exhibit 99.1

CBAK Energy Commences Operation of Nanjing Lithium Battery Manufacturing Facility

DALIAN, China, Nov. 19, 2021 /PRNewswire/ -- CBAK Energy Technology, Inc. (NASDAQ: CBAT) ("CBAK Energy", or the "Company"), a leading lithium-ion battery manufacturer and electric energy solution provider, today announced that the Company had begun operations at its lithium battery manufacturing plant in the city of Nanjing in China’s Jiangsu province.

The plant is equipped with an initial annual capacity of 0.7 GWh for the Company’s new 32140 battery model that target the light electric vehicle (“LEV”) and electric vehicle sectors. These batteries are being gradually delivered to customers as the plant’s output is progressively expanding to full production capacity. Additionally, CBAK Energy is on track to complete the first construction phase for its Nanjing facility (the “Project”) by the end of 2022 when the total capacity of the first phase is expected to be expanded to 2 GWh per year. Meanwhile, the Company raised the planned capacity for the second phase of the Project to 18 GWh per year from the original 6 GWh per year to meet growing customer demands. CBAK Energy plans to commence construction of the second phase by the end of this year.

CBAK has also started operating a new production line at its Dalian facility to make an annual 0.4 GWh of its new 26700 battery model, an upgrade from its original 26650 battery model, for the LEV and energy storage sectors. Output from this new production line was ramped up in earlier November, and production in Dalian facility will last until the second quarter of 2022 to fulfill the number of orders already received. However, due to the COVID-19 pandemic containment measures recently adopted in Dalian by the local government, operations of this new production line, along with CBAK’s existing production lines in the city, have been suspended and may continue to be suspended for additional time. The Company is closely monitoring the situation and will resume production once the local containment measures ease.

Mr. Yunfei Li, Chief Executive Officer of CBAK Energy, commented, "We are very delighted about our progress in expansion. The new capacity of these batteries enables us to capitalize on emerging opportunities in a broader market and development space. Along with the development of electric vehicles, we will continue to enhance our production and supply capabilities to address the robust demands for cylindrical lithium batteries.”

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ: CBAT) is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium batteries. The applications of the Company's products and solutions include light electric vehicles, electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS), and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian and Nanjing, as well as a large-scale R&D and production base in Dalian.

For more information, please visit www.cbak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of CBAK Energy Technology, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes", "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ materially. These factors include but are not limited to: the ability of the Company to meet its contract or agreement obligations; the uncertain market for the Company's lithium battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for energy storage; and risks related to CBAK Energy's business and risks related to operating in China. Please refer to CBAK Energy's most recent Annual Report on Form 10-K, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. CBAK Energy's actual results could differ materially from those contained in the forward-looking statements. CBAK Energy undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release unless expressly requested by applicable law.

For investor and media inquiries, please contact:

In China:

CBAK Energy Technology, Inc.
Investor Relations Department

Mr. Thierry Jiewei Li
Phone: 86-411-39185985
Email: ir@cbak.com.cn

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Ms. Feifei Shen
Phone: +86 13466566136
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Ms. Suwen Feng

Phone: +86 13917110134

Email: suwen@blueshirtgroup.com

In the United States:

The Blueshirt Group
Ms. Julia Qian
Phone: +1 973-619-3227
Email: Julia@blueshirtgroup.com